Exhibit (s)
Calculation of Filing Fee Tables
Form N-2
(Form Type)
OFS Credit Company, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities

Fees to be paid	Equity	Common Stock	457(o)	—	—				—	—	—	—
	Equity	Preferred Stock	457(o)	—	—				—	—	—	—
	Other	Subscription Rights to purchase Common Stock	—	—	—				—	—	—	—
	Debt	Debt Securities	457(o)	—	—				—	—	—	—
	Unallocated (Universal) Shelf		457(o)	—	—	$200,000,000	$0.00014760	$29,520

Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	—	—	415(a)(6)	—	—	$109,224,904	$0.00014760	$—	N-2	333-25877	June 4, 2021	$16,117.92
								$
Total Offering Amounts						$309,224,904		$—

Total Fees Previously Paid								$16,121.60

Total Fee Offset								$—

Net Fee Due								$13,398.40

(1)	Estimated solely for purposes of calculating the registration fee, pursuant to Rule 457(o) under the Securities Act of 1933 (the “Securities Act”). The proposed maximum offering price per security will be determined, from time to time, by the Registrant in connection with the sale by the Registrant of the securities registered under this Registration Statement.
(2)	Calculated pursuant to Rule 457(o) and previously paid in connection with the filing of the Registrant’s registration statement on Form N-2.